EXHIBIT 23.2

September 3, 2010

To Whom it May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report of August 10, 2010 accompanying the audited financial statements of Awareness For Teens, Inc, as of June 30, 2010, in the Form S-1 with the Securities and Exchange Commission containing said report.

Very truly yours,

/s/ KYLE L. TINGLE, CPA, LLC
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Kyle L. Tingle, CPA, LLC